Exhibit 3.1

Aimei Health Technology Co., Ltd

Registered Company Number: 399535

(Company)

Director’s Certificate

I, the undersigned, being a director of the Company, hereby CERTIFY that the following special resolution was duly passed at an extraordinary general meeting of shareholders of the Company held at 4:00 pm Eastern Time on February 5, 2025 and concluding on February 6, 2025, at the offices of Hunter Taubman Fischer & Li LLC, our legal counsel, at 950 Third Avenue, 19th Floor, New York, NY 10022 (the EGM) and in a virtual format, in accordance with the amended and restated memorandum and articles of association of the Company then in effect.

Capitalised terms not defined herein shall have the meaning ascribed to them in the Notice of Extraordinary General Meeting and proxy statement dated January 21, 2025 (as supplemented by a supplement to the proxy statement dated January 30, 2025) provided to the Company’s shareholders.

Special resolution

“RESOLVED, as a special resolution, an amendment to Article 35.2 of the Amended and Restated Articles of Association of the Company currently in effect (the “Articles”) to insert the words “, or, if such trust agreement has been amended, in that trust agreement, as amended from time to time, in accordance with its terms” after the words “and referred to in the Registration Statement” in that Article, be confirmed, adopted, approved and ratified in all respects.”

I, the undersigned, do hereby declare that the above contains a true and exact copy of an extract of the special resolution passed by the shareholders of the Company at the EGM.

Aimei Health Technology Co., Ltd

By:
Name:
Title:	Director

Dated: